EXHIBIT 11

                                UNITED NATURAL
                                FOODS, INC. AND
                                 SUBSIDIARIES

                                COMPUTATION OF
                              EARNINGS PER SHARE

                                                             THREE MONTHS ENDED              TWELVE MONTHS ENDED
                                                                   JULY 31,                        JULY 31,
                                                                   -------                         -------
                                                              1996          1997              1996          1997
                                                              ----          ----              ----          ----
Primary:

  Weighted average shares outstanding                        8,702,898     12,378,425       8,710,549      11,388,833

  Net effect of dilutive stock options and stock warrants
    based upon the treasury stock method using the
    initial public offering price for 1996 periods
    and average stock price for 1997 periods                 1,435,274        370,308       1,435,274         308,754

                                                           -----------    -----------     -----------      -----------
  Total                                                     10,138,172     12,748,733      10,145,823       11,697,587
                                                           ===========    ===========     ===========      ===========
  Net Income                                               $ 1,364,212    $ 2,802,775     $ 3,394,768      $ 8,322,303
                                                           ===========    ===========     ===========      ===========
  Per share amount                                         $      0.13    $      0.22     $      0.33      $      0.71
                                                           ===========    ===========     ===========      ===========
Fully diluted:

  Weighted average shares outstanding                        8,702,898     12,378,425       8,710,549       11,388,833

  Net effect of dilutive stock options and stock warrants
    based upon the treasury stock method using the
    initial public offering price for 1996 periods
    and period end stock price if higher than average
    stock price for 1997 periods                             1,435,274        432,400       1,435,274          432,400

                                                           -----------    -----------     -----------      -----------
  Total                                                     10,138,172     12,810,825      10,145,823       11,821,233
                                                           ===========    ===========     ===========      ===========
  Net Income                                               $ 1,364,212    $ 2,802,775     $ 3,394,768      $ 8,322,303
                                                           ===========    ===========     ===========      ===========
  Per share amount                                         $      0.13    $      0.22      $     0.33      $      0.71
                                                           ===========    ===========     ===========      ===========
